Exhibit 23.2

KPMG LLP	Telephone	(416) 777-8500
Chartered Professional Accountants	Fax	(416) 777-8818
Bay Adelaide Centre	Internet:	www.kpmg.ca
333 Bay Street, Suite 4600
Toronto ON M5H 2S5

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors of The Bank of Nova Scotia

We consent to the incorporation by reference in the registration statement (no. 333- 188984) on Form F-3 of The Bank of Nova Scotia (the “Bank”)of our attestation report dated January 29, 2016 with respect to the Bank’s assessment of compliance with the servicing criteria set forth in Item 1122(d) of the Securities and Exchange Commission’s Regulation AB for the eligible residential mortgages in the cover pool held by Scotiabank Covered Bond Guarantor Limited Partnership in relation to the Bank’s Global Registered Covered Bond Program (the “Platform”) as of and for the year ended October 31, 2015, excluding criteria 1122 (d)(l)(ii), (iii), (iv), 1122(d)(2)(iii) and 1122 (d)(2)(vi) which management of the Bank has determined are not applicable to the activities performed by the Bank with respect to the Platform, which report appears in the October 31, 2015 annual report on Form 10-K of Scotiabank Covered Bond Guarantor Limited Partnership.

Chartered Professional Accountants, Licensed Public Accountants

April 19, 2016

Toronto, Canada

KPMG LLP is a Canadian limited liability partnership and a member firm of the KPMG network of independent member firms affiliated with KPMG International Cooperative ("KPMG International"), a Swiss entity. KPMG Canada provides services to KPMG LLP.